       As filed with the Securities and Exchange Commission on May 13, 1999
                                                      Registration No. 333-73215
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           AMENDMENT NO. 1 TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------
                            VISUAL EDGE SYSTEMS INC.
             (Exact name of registrant as specified in its charter)


                  DELAWARE                                     13-3778895
(State or other jurisdiction of incorporation or            (I.R.S. Employer
               organization)                             Identification Number)

                      2424 NORTH FEDERAL HIGHWAY, SUITE 100
                            BOCA RATON, FLORIDA 33431
                                 (561) 750-7559
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                   -----------
                                EARL T. TAKEFMAN
                             CHIEF EXECUTIVE OFFICER
                            VISUAL EDGE SYSTEMS INC.
                      2424 NORTH FEDERAL HIGHWAY, SUITE 100
                            BOCA RATON, FLORIDA 33431
                                 (561) 750-7559
                (Name, address, including zip code, and telephone
          number, including area code, of agent for service of process)

                                   -----------
                                   Copies to:
                              DAVID W. POLLAK, ESQ.
                           MORGAN, LEWIS & BOCKIUS LLP
                                 101 PARK AVENUE
                            NEW YORK, NEW YORK 10178
                               TEL: (212) 309-6000
                               FAX: (212) 309-6273
                                   -----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


================================================================================

                                3,390,000 Shares

                            VISUAL EDGE SYSTEMS INC.

                                  Common Stock

                           ---------------------------


         This prospectus relates to the offer and sale of shares of common stock of Visual Edge Systems Inc. by some of our stockholders. We will not receive any of the proceeds from the sale of the shares offered under this prospectus.

         Our common stock is traded on the Nasdaq SmallCap Market under the symbol "EDGE." On May 12, 1999, the last reported sale price of our common stock as quoted on the Nasdaq SmallCap Market was $.4688 per share.


                           ---------------------------



         THE SHARES OFFERED UNDER THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 2.

                           ---------------------------


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                   The date of this prospectus is May 13, 1999.

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ------
Available Information.............................................................................................1
Incorporation of Certain Information by Reference.................................................................1
The Company.......................................................................................................2
Recent Developments...............................................................................................2
Risk Factors......................................................................................................2
Business Overview.................................................................................................6
Use of Proceeds...................................................................................................9
Selling Stockholders..............................................................................................9
Plan of Distribution.............................................................................................11
Legal Matters....................................................................................................12
Experts..........................................................................................................13

                              AVAILABLE INFORMATION

     Visual Edge Systems Inc. is subject to the informational requirements of the Securities Exchange Act of 1934 and files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information concerning Visual Edge may be inspected without charge at the principal office of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the
Commission: Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601; and 7 World Trade Center, 13th Floor, New York, New York 10007. Copies of this material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers, including Visual Edge, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

     Visual Edge has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this prospectus about the contents of contracts, agreements or other documents are not necessarily complete. These statements are qualified in their entirety by reference to each contract, agreement or other document filed as an exhibit to the registration statement or as previously filed with the Commission and incorporated therein by reference. Copies of the registration statement and its exhibits are on file at the offices of the Commission and may be inspected and copied in the manner and at the locations described above.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents, previously filed with the Commission by Visual Edge, are incorporated by reference into this prospectus:

         1. Visual Edge's Annual Report on Form 10-KSB/A for the fiscal year ended December 31, 1998;

         2.       Visual Edge's Current Report on Form 8-K dated January 8,
                  1999; and

         3. The description of the common stock set forth in Visual Edge's Registration Statement filed under Section 12 of the Securities Exchange Act of 1934 on Form 8-A on July 11, 1996, and any amendment or report filed for the purpose of updating the description.

     All reports and other documents subsequently filed by Visual Edge after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of this offering shall be incorporated by reference into this prospectus and be a part of this prospectus from the date of filing the documents or reports.

     Any information incorporated into this prospectus by reference shall be modified or superseded for the purpose of this prospectus to the extent that a statement contained in this prospectus, or in any other document that later is filed with the Commission and also is incorporated into this prospectus by reference, modifies or supersedes that information. Any information that is so modified or superseded shall not be a part of this prospectus, except as so modified or superseded.

     THIS PROSPECTUS INCORPORATES SOME DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN THIS PROSPECTUS OR DELIVERED WITH THIS PROSPECTUS. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE BUT VISUAL EDGE WILL NOT SEND THE EXHIBITS TO THESE DOCUMENTS, UNLESS THEY ARE SPECIFICALLY INCORPORATED INTO THIS PROSPECTUS BY REFERENCE. TO RECEIVE THESE DOCUMENTS, YOU SHOULD DIRECT YOUR REQUEST TO VISUAL EDGE SYSTEMS INC., 2424 NORTH FEDERAL HIGHWAY, SUITE 100, BOCA RATON, FLORIDA 33431, ATTENTION: EARL TAKEFMAN (561) 750-7559.

                                   THE COMPANY

         Visual Edge was organized to develop and market personalized videotape golf lessons featuring One-on-One instruction by leading professional golfer Greg Norman. Visual Edge has developed video production technology which digitally combines actual video footage of a golfer's swing with a synchronized "split-screen" comparison to Greg Norman's golf swing to produce a 45-minute One-on-One videotape golf lesson. Visual Edge's One-on-One personalized videotape golf lesson analyzes a golfer's swing by comparing it to Greg Norman's swing at several different club positions from two camera angles using Greg Norman's pre-recorded instructional commentary and analysis and computer graphics to highlight important golf fundamentals intended to improve a golfer's performance. Visual Edge sells its products under the name "One-on-One with Greg Norman."

                               RECENT DEVELOPMENTS

         On April 30, 1999, Visual Edge announced results for the quarter ended March 31, 1999. Sales for the first quarter of 1999 increased by 37% to $320,397 from $234,006 in the first quarter of 1998. Gross loss for the first quarter of 1999 was reduced by 13% to a gross loss of $158,979 from a gross loss of $182,569 for the comparable period in 1998. Operating expenses for the first quarter in 1999 decreased 27% from the first quarter in 1998, to $791,926 from $1,090,622. Our operating loss for the quarter decreased by 25% to $950,905 from $1,273,191 a year earlier. Net loss decreased 22% from $1,315,208 in the first quarter of 1998 to $1,020,335 in the first quarter of 1999. Loss per share in the quarter decreased from $0.29 to $0.10, a decrease of 66%.

                                  RISK FACTORS

         Readers of this registration statement should carefully consider the following risk factors, in addition to the other information contained in this registration statement. This registration statement contains statements of a forward-looking nature relating to future events or the future financial performance of Visual Edge within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and which are intended to be covered by the safe harbors created by those sections. Readers are cautioned that forward-looking statements are only predictions and that actual events or results may differ greatly. In evaluating these statements, readers should specifically consider the various factors identified in this registration statement, including the matters set forth below, which could cause actual results to differ materially from those indicated by forward-looking statements.

         WE HAVE INCURRED SIGNIFICANT LOSSES, WHICH COULD LIMIT OUR ABILITY TO RAISE NEW FUNDS AND STAY IN BUSINESS.

         For the period from July 15, 1994 (inception) to December 31, 1998, we incurred an accumulated deficit of $20,302,283. We incurred a net loss of $4,846,792 for the year ended December 31, 1998. We believe that we will continue to incur losses until, at the earliest, we generate sufficient revenues to offset the costs associated with producing, selling and delivering our products. These losses could limit our ability to grow and to raise new funds to allow us to remain in business.

         WE MAY HAVE DIFFICULTY RAISING CAPITAL IN THE FUTURE, WHICH WOULD HARM OUR ABILITY TO CONTINUE IN BUSINESS.

         As a result of our continuing losses and the low market price of our common stock, we believe that it will be very difficult, if not impossible, for us to raise additional capital in the future. As of April 28, 1999, we had a total of cash and cash equivalents and certificates of deposit of approximately $1,222,425. Thus, if we are unable to become profitable in the near future, or raise new funds, we will exhaust our cash resources and be unable to continue in business.

         YOUR OWNERSHIP INTEREST IN VISUAL EDGE MAY BE SUBSTANTIALLY DILUTED WHICH MAY DEPRESS OUR STOCK PRICE.

         If you purchase shares of common stock being sold under this registration statement, your ownership interest in Visual Edge may subsequently be diluted substantially. Some of our stockholders hold notes or shares of our preferred stock, which are convertible into shares of common stock. If this conversion occurs, there would be a dilutive effect on our stockholders because the number of outstanding shares of common stock would increase drastically. In addition, our officers, directors and employees hold options to purchase an aggregate of 1,569,889 shares of common stock. While no prediction can be made as to the effect that the sale of any of these shares will have on market prices of our common stock, the possibility that a substantial number of shares of common stock may be sold in the public market may adversely affect prevailing market prices and could impair our ability to further raise capital through the sale of our equity securities.

         In addition, our stockholders' ownership may be diluted as a result of our acquisition strategy. While we hope to limit the amount of stockholder dilution created through potential acquisitions to 25%, the actual dilution amount could be greater.

         OUR BUSINESS SUCCESS DEPENDS ON GREG NORMAN'S CONTINUED STATUS AS A WORLD-CLASS ATHLETE.

         Our business may be adversely affected if Greg Norman dies, becomes disabled, retires, experiences a significant decline in the level of his tournament play, commits a serious crime or performs any act which adversely affects his reputation. In connection with the production and promotion of our products, we use, under a worldwide license, Mr. Norman's name, likeness, endorsement and certain trademarks. Our license expires on December 31, 2001, but is subject to renewal at our option for two additional five-year periods, with a fee of $500,000 per renewal term. We have obtained "keyman" life insurance on the life of Mr. Norman in the amount of $10,000,000.

         OUR SHARES MAY BE EXCLUDED FROM NASDAQ, WHICH WOULD HARM THE LIQUIDITY OF OUR STOCK.

         On March 1, 1999, the minimum bid price of our shares had been less than $1.00 per share for thirty consecutive business days and, in accordance with Nasdaq's listing requirements, we received notice from Nasdaq regarding the minimum bid price of our shares. If the bid price of our shares is not above $1.00 per share for at least ten consecutive business days before June 1, 1999, our shares could be excluded from Nasdaq for failure to comply with Nasdaq's minimum bid price requirement. Although we may attempt to meet Nasdaq's compliance tests by effecting a reverse stock split, this is unlikely. Exclusion of our shares from Nasdaq would adversely affect the liquidity of our equity securities.

         IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ SMALLCAP MARKET, IT MAY BECOME SUBJECT TO PENNY STOCK REGULATIONS.

         In the event our common stock is delisted from the Nasdaq SmallCap Market, it may subsequently become subject to the rules and regulations governing penny stocks. In general, penny stocks are equity securities:

         o of companies that have net tangible assets of less than $2 million, if continuously operating for less than three years, or $5 million, if continuously operating for more than three years; and

         o that have a market price of less than $5.00, excluding securities that are quoted on Nasdaq or are registered on a national securities exchange meeting certain guidelines.

         As at December 31, 1998, we had been continuously operating for more than three years and had net tangible assets of $3,382,103. In addition, as indicated in the immediately preceding risk factor, the market price of our common stock has been less than $5.00.

         Under the penny stock rules, broker-dealers who recommend those securities to persons other than institutional accredited investors must make a special suitability determination for the purchaser, receive the purchaser's written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents which identify risks associated with investing in penny stocks and which describe the market for the penny stock and the purchaser's legal remedies. Further, the broker-dealer must obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in a penny stock. These requirements may have the effect of reducing the level of trading activity in securities which become subject to the penny stock rules. If our common stock becomes subject to the penny stock rules, purchasers of the shares offered under this prospectus may find it more difficult to sell these securities, which could have an adverse affect on their market price.

         OUR PRODUCT LINE IS NEW AND IT MAY BE DIFFICULT TO PREDICT ITS SUCCESS IN THE MARKET.

         Our One-on-One personalized videotape golf lesson is a new business concept and, accordingly, demand and market acceptance for our products is uncertain. Although we commenced marketing activities in 1997, we have not been able to develop a sales force necessary to raise widespread awareness of the product and acquire a customer base sufficient to offset our expenses. Our business prospects will depend significantly on our ability to successfully build an effective sales organization. To the extent that we enter into third-party marketing and distribution arrangements in the future, we will depend on the marketing efforts of those third parties, which will reduce our operating and gross profit margins. We cannot assure you that our business strategy will result in successful product commercialization or that our efforts will result in broad-based market acceptance of our products. We may need to change our marketing plans based on the progress of our marketing efforts and changes in market conditions. We cannot assure that we will be able to continue to implement our business plan.

         OUR PRODUCTS MAY QUICKLY BECOME OBSOLETE.

         The markets for our products may be characterized by rapidly changing technology which could result in product obsolescence or short product life cycles. Our competitors could develop technologies or products that render our products obsolete or less marketable. Accordingly, our ability to compete may depend on our ability to continually enhance and improve our products.

         THE LOSS OF KEY PERSONNEL COULD HARM US.

         We depend on the personal efforts of Earl Takefman, Richard Parker, Thomas Peters and other key personnel to implement our operating and growth strategies. The loss of the services of these individuals could adversely affect our business and prospects because they have unique knowledge and experience in the industry. We have entered into employment agreements with Mr. Takefman and other key personnel and have obtained "keyman" insurance on the life of Mr. Takefman in the amount of $5,000,000, which will not be renewed when it expires in July 1999.

         WE HAVE A LIMITED PRODUCT LINE, WHICH COULD CAUSE US NOT TO REALIZE OUR SALES GOALS.

         We are entirely dependent on the sales of a limited product line to generate revenues and on the commercial success of our products. We cannot assure you that our products will prove to be commercially viable. Failure to achieve commercial viability on a timely basis would cause us to close our business.

         THE COMPETITION WE FACE FROM OTHER COMPANIES IN THE SPORTS AND ENTERTAINMENT INDUSTRIES MAY ADVERSELY AFFECT OUR OPERATING RESULTS.

         Our future operating results will depend on numerous factors beyond our control, including:

         - the popularity, price and timing of competitors' products being introduced and distributed;

         - national, regional and local economic conditions (particularly recessionary conditions adversely affecting consumer spending);

         -        changes in consumer demographics;

         - the availability and relative popularity of other forms of sports and entertainment; and

         - public tastes and preferences, which may change rapidly and cannot be predicted.

Our ability to plan for product development and promotional activities may be affected by our ability to anticipate and respond to relatively rapid changes in consumer tastes and preferences. To the extent that we target consumers with limited disposable income, we may find it more difficult to price our products at levels which result in profitable operations.

         WE MAY BE UNABLE TO IDENTIFY SUITABLE ACQUISITION TARGETS, WHICH COULD LEAVE US TOTALLY DEPENDENT ON OUR EXISTING PRODUCT LINE.

         We have recently adopted an acquisition strategy to expand our product offering, focusing on technology companies including, in particular, companies engaged in the business of "distance education" or instruction via the Internet. To be suitable for acquisition by us, these companies must be small enough to be affordable yet profitable. These candidates may be few in number and may attract offers from companies with greater financial resources than Visual Edge. We cannot assure you that we will be able to locate suitable acquisition targets or that we will be able to complete any acquisitions.

         WE MAY HAVE DIFFICULTY FINANCING OUR FUTURE ACQUISITIONS, WHICH COULD RESULT IN OUR INABILITY TO COMPLETE ANY ACQUISITIONS.

         Our current financial condition will not allow us to finance an acquisition independently. If we locate an acquisition opportunity, we will have to depend on the profitability of the company to be acquired and the efforts of some of our major stockholders to attract and obtain financing. We cannot assure you that we will be able to obtain financing on acceptable terms or at all. If we cannot obtain financing, we will not be able to complete any acquisitions.

         THE MARKET PRICE OF OUR COMMON STOCK MAY BE HIGHLY VOLATILE.

         Since our initial public offering, the market price of our publicly traded securities has been highly volatile, as has been the case with the securities of other emerging companies. Our operating results and announcements by us or our competitors may have a significant impact on the market price of our securities. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of those companies.


                                BUSINESS OVERVIEW

INDUSTRY OVERVIEW

         Golf has become an increasingly popular form of sport and entertainment in recent years. According to the National Golf Foundation, consumer spending on golf-related activities, including green fees, golf equipment and related merchandise, increased from approximately $12.7 billion in 1989 to approximately $15.1 billion and $16.3 billion in 1994 and 1998, respectively. The number of golfers and golf courses and driving ranges has also increased and golf industry participants have sought to increase public awareness and provide greater access to golfers of all ages and income levels.

PRODUCTS

         Visual Edge has developed six full swing personalized One-on-One golf lessons with Greg Norman for both right- and left-handed golfers. Visual Edge's personalized products include a lesson stressing basic golf fundamentals for either males or females, a lesson geared towards senior golfers, an advanced lesson for lower-handicap players and a "follow-up" lesson which measures a golfer's

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



improvement from prior lessons. Visual Edge also plans to develop additional videotape golf lessons, such as short game, sand play and putting lessons.

RELATIONSHIP WITH GREG NORMAN

         Under an exclusive license agreement by and among Visual Edge, Greg Norman and Great White Shark Enterprises, Inc., Greg Norman agreed to grant to Visual Edge an exclusive worldwide license to use his name, likeness and endorsement and certain trademarks owned by him in connection with the production and promotion of Visual Edge's products. Under this license agreement, we are required to make royalty payments to Mr. Norman on net sales of the One-on-One with Greg Norman product. As of December 31, 1998, we have paid Mr. Norman an aggregate of $1,300,000 in cash, issued him 602,000 shares of common stock and issued him options to purchase 125,000 shares of common stock at $1.00 per share. After the initial term of the license agreement expires on December 31, 2001, we have the option to renew the agreement for two additional five-year periods. If we exercise this option, we will be required to pay Mr. Norman $500,000 per renewal term. Our present business and future prospects depend on our continued association with Greg Norman. Additionally, Visual Edge is the beneficiary of a $10,000,000 life insurance policy with Mr. Norman.

ACQUISITION STRATEGY

         Visual Edge has introduced a new acquisition strategy to attempt to enhance stockholder value and improve its stock price. The strategy is aimed at identifying profitable companies wishing to merge with a public company. Visual Edge intends to focus on companies in the technology field, with a particular emphasis on those in the "distance education" marketplace.

         Visual Edge currently has no corporate funds or existing credit lines that would be available to fund acquisitions. Rather, Visual Edge believes that it may be able to obtain debt financing based on the profitability of the companies to be acquired and the efforts of its major stockholders. We cannot assure you, however, that we will be able to obtain the financing necessary to complete any acquisitions.

         Visual Edge does not anticipate that any potential acquisition would cause a change in control and anticipates that stockholder dilution as a result of the implementation of this strategy, if successful, will be less than 25%.

PATENTS, TRADEMARKS AND PROPRIETARY INFORMATION

         Visual Edge has filed a patent application with the United States Patent and Trademark Office covering some aspects of its digital video editing and videotape production process. We cannot assure you, however, as to the breadth or degree of protection which patents may afford Visual Edge, that any patent applications will result in issued patents or that patents will not be circumvented or invalidated. Rapid technological developments in the computer software industry result in extensive patent filings and a rapid rate of issuance of new patents. In addition, we cannot assure you that Visual Edge will have financial or other resources necessary to enforce its own patent or defend a patent infringement action. Visual Edge relies on proprietary processes and employs various methods to protect the concepts, ideas and documentation of its products. However, these methods may not afford complete protection and we cannot assure you that others will not independently develop or obtain access to our proprietary processes, ideas and documentation. Furthermore, although Visual Edge has entered into confidentiality


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



agreements with some of its employees, we cannot assure you that those arrangements will adequately protect us.

FINANCING TRANSACTIONS

         For the past several years, we have sought financing through private sources. In general, we have raised capital through a combination of debt and equity issuances to private investor groups.

         INFINITY FINANCING

         On June 13, 1997, we entered into a financing arrangement with a group of investment funds, which resulted in net proceeds to Visual Edge of approximately $7.2 million. Under a securities purchase agreement and several amendments thereto, we have issued to these investors 1,039,388 shares of common stock, 6,000 shares of Series A-2 Convertible Preferred Stock with a liquidation preference of $1,000 per share and 8.25% convertible notes in the current principal amount of $1.5 million. As of the date of this prospectus, the investment funds hold 700,638 shares of our common stock. However, the investment funds also may convert their Series A-2 preferred stock and notes into additional shares of our common stock, although Visual Edge has the right at any time to prepay or redeem any of these convertible instruments and, as a result, suffer no dilutive effects. If Visual Edge does not make such prepayment or redemption, then the investment funds will receive upon conversion the number of shares set forth below, based upon the timing of the exercise of their conversion right:

If the investment funds convert Series A-2 preferred stock:    then they will receive a maximum of:
    at any time through June 30, 1999                              3,300,000 shares of common stock
    between July 1, 1999 and January 1, 2000                       3,827,273 shares of common stock
    on or after January 2, 2000                                    4,800,000 shares of common stock

If the investment funds convert notes:                         then they will receive a maximum of:
    at any time through January 1, 2000                            600,000 shares of common stock
    on or after January 2, 2000                                    1,200,000 shares of common stock

         The investment funds have agreed not to convert any shares of Series A-2 preferred stock or notes which would result in them owning an aggregate of 9.99% or more of our outstanding common stock following the conversion.

         Dividends on the Series A-2 preferred stock will begin accruing on January 1, 2000 at the rate of 8.25% annually, payable quarterly in cash or in shares of common stock. The Series A-2 preferred stock is convertible into shares of our common stock at conversion prices ranging between $1.25 and $2.50, and has rights that are senior to those of the common stock with respect to dividends, liquidation and dissolution. The investment funds are entitled to receive 495,000 shares of our common stock in each of 2000 and 2001 as payment of dividends on the Series A-2 preferred stock.

         The notes mature in June 2000 and interest on the notes shall be paid in cash. The notes are secured by all of our significant assets and are convertible into shares of common stock at a price of $2.50 per share, although that price will become $1.25 per share after January 1, 2000.

         MARION EQUITY FINANCING

         In March 1998, we entered into an equity financing arrangement with Marion Interglobal, Ltd., an investment group owned by Ron Seale, Visual Edge's Chairman of the Board, and its nominees. Under this agreement, Marion was to invest up to $11 million in exchange for up to 5,200,000 shares of


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



common stock in three separate phases. In connection with the first two phases, in March and June 1998, respectively, we issued to Marion an aggregate of 2,000,000 shares of our common stock in exchange for $5 million. Marion opted not to proceed with the third phase. We paid "transaction fees" to Marion totaling 2,000,000 additional shares of common stock upon completion of the first two phases of Marion's investment. Marion presently holds 976,000 shares of common stock for its own account, with the remaining shares having been given to Marion's nominees.

         Marion's investment in Visual Edge was on terms as favorable to Visual Edge as those available in an arm's length transaction in the marketplace.

                                 USE OF PROCEEDS

         The shares of common stock being offered under this prospectus are for the account of some stockholders of Visual Edge. Accordingly, Visual Edge will not receive any of the proceeds from the sale of these shares by the selling stockholders. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         An aggregate of 3,390,000 shares of common stock may be offered and sold under this prospectus. The number of shares of common stock that may actually be sold by each of the selling stockholders shall be determined by each individual selling stockholder and may depend upon a number of factors. Visual Edge will not receive any of the proceeds from the sale of the shares offered under this prospectus. Except as indicated, none of the selling stockholders has ever held any position or office with Visual Edge or has had any other material relationship with Visual Edge. The following table sets forth certain information as of May 7, 1999 with respect to the selling stockholders:



     NAME OF                 SHARES OF                     SHARES OF                    SHARES OF
 STOCKHOLDER (1)           COMMON STOCK                   COMMON STOCK                COMMON STOCK
                     OWNED BEFORE OFFERING(2)       OFFERED IN THE OFFERING          OWNED AFTER THE
                                                                                       OFFERING(3)
--------------------------------------------------------------------------------------------------------
                        NUMBER       PERCENT(4)       NUMBER       PERCENT(4)     NUMBER      PERCENT(4)
                        ------       ----------       ------       ----------     ------      ----------
Infinity             4,611,935(5)      31.60%       1,854,000        12.71%     2,757,935       18.90%
Investors
Limited

IEO Holdings         1,024,690(5)       9.04%         412,000         3.64%       612,690        5.41%
Limited

Summit Capital       1,027,006(5)       9.06%         412,000         3.64%       615,006        5.43%
Limited

Glacier Capital      1,027,007(5)       9.06%         412,000         3.64%       615,007        5.43%
Limited

Greg Norman            727,000(6)       6.91%         300,000         2.85%       427,000        4.06%

(1) The address of each of Infinity Investors Limited, IEO Holdings Limited, Summit Capital Limited and Glacier Capital Limited is Hunkins Waterfont Plaza, P.O. Box 556 - Main Street,

         Charles Town, Nevis, West Indies. The address of Greg Norman is c/o Great White Shark Enterprises, Inc., 501 North A1A, Jupiter, Florida 33477.
(2) Unless otherwise indicated, to the knowledge of Visual Edge, each selling stockholder listed in this table has sole voting and sole investment power with respect to all shares of common stock beneficially owned. Each of the selling stockholders specifically disclaims beneficial ownership of the shares of common stock held (or acquirable upon exercise or conversion of any derivative securities held) by the other selling stockholders. Therefore, the number of shares of common stock represented for each selling stockholder does not reflect any shares of common stock beneficially owned by any other selling stockholder.
(3) Assumes that all shares of common stock offered under this prospectus are actually sold.
(4) Percentage is based on 10,398,440 shares of common stock outstanding as of May 7, 1999.
(5) The number of shares listed for Infinity Investors Limited, IEO Holdings Limited, Summit Capital Limited and Glacier Capital Limited includes 6,000,000 shares of common stock issuable upon conversion of notes and Series A-2 preferred stock, based on a conversion price of $1.25, and 990,000 shares of common stock issuable as payment of dividends on the Series A-2 preferred stock. Other than the shares issued upon conversion, Infinity Investors Limited owns 417,935 shares of common stock, IEO Holdings Limited owns 92,690 shares of common stock, Summit Capital Limited owns 95,007 shares of common stock and Glacier Capital Limited owns 95,006 shares of common stock.
(6) The number of shares listed for Greg Norman includes 125,000 shares of common stock issuable upon the exercise of immediately exercisable options.

         Except as set forth above or in the prospectus, none of the selling stockholders has, nor within the past three years has had, any position, office or other material relationship with Visual Edge or any of its predecessors or affiliates.

         The shares of common stock beneficially owned by IEO Holdings Limited, Summit Capital Limited and Glacier Capital Limited, together with the underlying registration rights, were acquired in private transactions from Infinity Emerging Opportunities Limited, Sandera Partners L.P. and Lion Capital Partners, L.P., respectively. Additional selling stockholders or other information concerning the above listed selling stockholders may be set forth from time to time in additional prospectus supplements.

         The selling stockholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. Additional information concerning the above listed selling stockholders may be set forth from time to time in prospectus supplements to this prospectus. See "Plan of Distribution."

         Under a Registration Rights Agreement, dated as of June 13, 1997, among Visual Edge and the Funds, Visual Edge has agreed to file the registration statement to which this prospectus forms a part for the purpose of registering the potential resale of the Funds' shares set forth above and to maintain the effectiveness of the registration statement, in each case as contemplated by the Registration Rights Agreement. In addition, Visual Edge and the Funds have agreed to indemnify each other and some affiliated parties from and against any losses or claims arising out of, among other things, (1) any alleged untrue statement of a material fact or (2) any material omission contained or referred to in the registration statement. To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Visual Edge under the foregoing provisions, or otherwise, Visual Edge has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities is asserted by the director, officer or controlling person in connection with the securities being registered, Visual Edge will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue. The preceding sentence shall not apply to claims for indemnification relating to the payment by Visual Edge of expenses incurred or paid by a director, officer or controlling person of Visual Edge in the successful defense of any action, suit or proceeding.

         All of the registration and filing fees, printing expenses, blue sky fees, if any, fees and disbursements of counsel for Visual Edge and fees and disbursements of one counsel for the selling stockholders will be paid by Visual Edge; provided, however, that any underwriting discounts or selling commissions will be borne by the selling stockholders.

                              PLAN OF DISTRIBUTION

         Sales of the shares may be made from time to time by the selling stockholders, or, subject to applicable law, by pledgees, donees, distributees, transferees or other successors in interest. These sales may be made on Nasdaq, in another over-the-counter market, on a national securities exchange, in privately negotiated transactions or otherwise, or in a combination of these transactions at prices and at terms then prevailing, at prices related to the then current market price or at privately negotiated prices. In addition, any shares covered by this prospectus which qualify for sale under either Section 4(1) of the Securities Act or Rule 144 under the Securities Act may be sold under those provisions rather than under this prospectus. Without limiting the generality of the foregoing, the shares may be sold in one or more of the following types of transactions:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
         - purchases by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;
         - an exchange distribution in accordance with the rules of the exchange;
         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
         - face-to-face transactions between sellers and purchasers without a broker-dealer.

         In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales.

         In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers. In connection with these transactions, broker-dealers may engage in short sales of the shares registered under this prospectus in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also sell shares short and deliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered under this prospectus, which the broker-dealer may resell under this prospectus. The selling stockholders may also pledge the shares registered under this prospectus to a broker or dealer and, upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

         Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders in amounts to be negotiated in connection with the sale. The brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales and these commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act.

         Information as to whether underwriters who may be selected by the selling stockholders, or any other broker-dealer, are acting as principal or agent for the selling stockholders, the compensation to be received by underwriters who may be selected by the selling stockholders, or any broker-dealer, acting as principal or agent for the selling stockholders and the compensation to be received by other broker-dealers, in the event the compensation of the other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including any prospectus supplement, to any person who purchases any of the shares from or through the dealer or broker.

         Visual Edge has advised the selling stockholders that during the time they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M under the Exchange Act. With some exceptions, Regulation M prohibits any selling stockholder, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

         It is anticipated that the selling stockholders will offer all of the shares for sale. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, these sales, or the possibility of these sales, may have a depressive effect on the market price of Visual Edge's common stock.

                                  LEGAL MATTERS

         The validity of the shares offered in this prospectus will be passed upon for Visual Edge by Morgan, Lewis & Bockius LLP, New York, New York.

                                     EXPERTS

         The audited financial statements included in Visual Edge's Form 10-KSB/A for the year ended December 31, 1998, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY VISUAL EDGE SYSTEMS INC. OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                             ------
Available Information.............................................................................................1
Incorporation of Certain Information by
  Reference.......................................................................................................1
The Company.......................................................................................................2
Recent Developments...............................................................................................2
Risk Factors .....................................................................................................2
Business Overview.................................................................................................6
Use of Proceeds...................................................................................................9
Selling Stockholders .............................................................................................9
Plan of Distribution.............................................................................................11
Legal Matters....................................................................................................12
Experts..........................................................................................................13

                           VISUAL EDGE SYSTEMS, INC.

                              3,390,000 SHARES OF
                                  COMMON STOCK



-------------------------------------------------------------------------------
                                   PROSPECTUS
-------------------------------------------------------------------------------


                                  MAY 13, 1999

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the expenses that will be incurred by the Registrant in connection with the offering described in this Registration Statement. All of these amounts (except the SEC Registration Fee) are estimated.




SEC Registration Fee........................................................................  $      854
Legal fees and expenses.....................................................................      35,000
Accounting fees and expenses................................................................       5,000
Printing and engraving expenses.............................................................      15,000
Miscellaneous...............................................................................       5,000
                                                                                              ----------
      Total.................................................................................
                                                                                              $   60,854


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Generally, Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify certain persons made a party or threatened to be made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which the action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, that person shall be indemnified against expenses actually and reasonably incurred by him.

         Section 102(b)(7) of the General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the provision shall not eliminate or limit the liability of a director:

         - for any breach of the director's duty of loyalty to the corporation or its stockholders,
         - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
         -        under Section 174 of the General Corporation Law or
         - for any transaction from which the director derived an improper personal benefit.

         The provision shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date when the provision becomes effective.

         The Registrant has adopted provisions in its By-Laws which provide for indemnification of its officers and directors to the full extent permitted under Delaware law. The Registrant's Certificate of Incorporation includes provisions to limit, to the full extent permitted by Delaware law, the personal liability of directors of the Registrant for monetary damages arising from a breach of their fiduciary duties as directors.

ITEM 16. EXHIBITS

         See Exhibit Index.

ITEM 17. UNDERTAKINGS

         (1)      The undersigned Registrant hereby undertakes that it will:

                  (a) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to include any additional or changed material information on the plan of distribution.

                  (b) For determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the offering of securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant under the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against those liabilities is asserted by the director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue. The preceding sentence shall not apply to claims for indemnification relating to the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boca Raton, State of Florida, on May 13, 1999.


                                        Visual Edge Systems Inc.

                                        By:  /S/ Earl T. Takefman
                                             -----------------------
                                             Earl T. Takefman
                                             Chief Executive Officer


      Each person whose signature appears below hereby authorizes and constitutes Earl T. Takefman and Richard Parker, and each of them singly, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Visual Edge Systems Inc.) to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully as to all intents and purposes as such person might or could do in person, and hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                 Capacity in Which Signed                                          Date
---------                                 ------------------------                                          ----


/S/ Earl T. Takefman                      Director, Chief Executive Officer                                 May 13, 1999
-----------------------------------       (Principal Executive Officer)
Earl T. Takefman



           *                              Chief Financial Officer (Principal Financial                      May 13, 1999
-----------------------------------       Officer and Principal Accounting Officer)
Melissa Forzly

           *                              Chairman of the Board                                             May 13, 1999
-----------------------------------
Ronald F. Seale

           *                              Director                                                          May 13, 1999
-----------------------------------
Mark Hershhorn

           *                              Director                                                          May 13, 1999
-----------------------------------
Beryl Artz

           *                              Director                                                          May 13, 1999
-----------------------------------
Richard Parker

*By Earl T. Takefman under Power of Attorney

                                  EXHIBIT INDEX



   EXHIBIT
   NUMBER                         Description
   ------                         -----------

      5       Opinion of Morgan, Lewis & Bockius LLP
     23.1     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5)
     23.2     Consent of Arthur Andersen LLP
     24       Power of Attorney (included with the signature page hereof)